                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               NINE MONTHS
                                                                  ENDED             YEAR ENDED DECEMBER 31,
                                                               OCTOBER 1,    --------------------------------------
                                                                  1994        1993    1992    1991    1990    1989
                                                              -------------  ------  ------  ------  ------  ------
(DOLLAR AMOUNTS IN MILLIONS)
Net earnings................................................  $      1,433   $1,478  $1,251  $1,125  $1,021  $  859
Provision for income taxes..................................           630      664     415     362     350     303
Minority interest in net earnings of consolidated
  affiliates................................................            79      114      14      (7)      4       9
                                                                    ------   ------  ------  ------  ------  ------
Income before provision for income taxes and minority
  interest..................................................         2,142    2,256   1,680   1,480   1,375   1,171
                                                                    ------   ------  ------  ------  ------  ------
Fixed charges:
  Interest..................................................         3,172    3,503   3,713   4,280   4,334   3,816
  One-third of rentals......................................           114      138      90      34      33      25
                                                                    ------   ------  ------  ------  ------  ------
Total fixed charges.........................................         3,286    3,641   3,803   4,314   4,367   3,841
                                                                    ------   ------  ------  ------  ------  ------
Less interest capitalized, net of amortization..............             7        4       6       7      19      11
                                                                    ------   ------  ------  ------  ------  ------
Earnings before provision for income taxes and
  minority interest plus fixed charges......................  $      5,421   $5,893  $5,477  $5,787  $5,723  $5,001
                                                                    ------   ------  ------  ------  ------  ------
                                                                    ------   ------  ------  ------  ------  ------
Ratio of earnings to fixed charges..........................          1.65     1.62    1.44    1.34    1.31    1.30
                                                                    ------   ------  ------  ------  ------  ------
                                                                    ------   ------  ------  ------  ------  ------